Exhibit 99.1

Innovate Biopharmaceuticals Announces Appointment of Saira Ramasastry

to Board of Directors and Resignation of Anna Kazanchyan, M.D.

RALEIGH, N.C., June 13, 2018 (GLOBE NEWSWIRE) -- Innovate Biopharmaceuticals, Inc. (“Innovate”) (Nasdaq: INNT), a clinical stage biotechnology company focused on developing novel therapeutics for immuno-inflammatory disease, today announced the appointment of Saira Ramasastry to its Board of Directors (Board). Innovate also announced the resignation of Anna Kazanchyan, M.D. in order to spend more time on her business ventures.

Dr. Christopher Prior, Innovate’s CEO, remarked, “We are extremely pleased to have Saira join Innovate’s Board. We believe that Saira’s significant experience on public company boards, along with her financial and strategic experience complements that of our other Board members.”

“It is a great pleasure to join the Innovate Board of Directors and to have the opportunity to work with the company’s talented team that is developing novel treatments for unmet immuno-inflammatory diseases,” said Ms. Saira Ramasastry.

Ms. Ramasastry has served as Managing Partner of Life Sciences Advisory, LLC, a consulting firm, since 2009. From 1999 to 2009, she was an investment banker with Merrill Lynch & Company, Inc., where she helped establish the biotechnology practice and was responsible for origination of mergers and acquisitions (M&A), strategic and capital markets transactions. Prior to joining Merrill Lynch, she served as a financial analyst in the M&A group at Wasserstein Perella & Co., an investment banking firm. Ms. Ramasastry served on the board of directors of Repros Therapeutics, which was recently acquired by Allergan, and currently serves on the Industry Advisory Board of the Michael J. Fox Foundation for Parkinson's Research, the boards of directors of Pain Therapeutics and Sangamao Therapeutics, and as the lead business advisor for the European Prevention of Alzheimer's Dementia (EPAD) consortium. She received a B.A. in Economics with Honors and Distinction and an M.S. in Management Science and Engineering from Stanford University as well as an M. Phil. in Management Studies from the University of Cambridge, where she is a guest lecturer for the Bioscience Enterprise Programme and serves on the Cambridge Judge Business School Advisory Council.

“I would like to extend our sincere gratitude to Dr. Anna Kazanchyan for her service as a Board member and I understand her need to spend more time on her business ventures,” added Dr. Laumas, Executive Chairman.

Dr. Kazanchyan stated, “It has been a pleasure working with Innovate, and I look forward to a continued relationship as a strategic advisor as the Company advances its therapeutic pipeline for future growth.”

About Innovate Biopharmaceuticals, Inc. (Nasdaq: INNT):
Innovate is a clinical stage biotechnology company focused on developing novel therapeutics for immuno-inflammatory diseases. Innovate’s lead drug candidate, larazotide acetate, has a mechanism of action that renormalizes the dysfunctional intestinal barrier by decreasing intestinal permeability and reducing antigen trafficking, such as gliadin fragments in celiac disease, and bacterial toxins and immunogenic antigens in NASH. In several diseases, including celiac disease, NASH, Crohn’s disease, ulcerative colitis, irritable bowel syndrome (IBS), type 1 diabetes mellitus (T1DM), chronic kidney disease (CKD), the intestinal barrier is dysfunctional with increased permeability.

In celiac disease, larazotide is the only drug which has successfully met the primary endpoint with statistical significance in a Phase 2b efficacy clinical trial (342 patients). Innovate successfully completed the End of Phase 2 Meeting with the FDA in 2017 and is preparing to begin Phase 3 registration clinical trials for celiac disease later in 2018. In clinical trials testing of more than 800 patients, larazotide demonstrated a favorable safety profile comparable to placebo for long-term chronic administration. Larazotide has received Fast Track designation from the FDA for celiac disease.

Forward Looking Statements

This press release includes forward-looking statements including, but not limited to, statements related to our operations and business strategy. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty and changes in circumstances. Actual results may differ materially from those expressed by these expectations due to risks and uncertainties, including, among others, those related to our ability to obtain additional capital on favorable terms to us, or at all, the success, timing and cost of our drug development program and our ongoing or future clinical trials, the lengthy and unpredictable nature of the drug approval process, and our ability to commercialize our product candidates if approved. These risks and uncertainties include, but may not be limited to, those described in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 14, 2018, our Quarterly Report on Form 10-Q filed with the SEC on May 15, 2018, and in any subsequent filings with the SEC.  Forward-looking statements speak only as of the date of this press release, and we undertake no obligation to review or update any forward-looking statement except as may be required by applicable law.

INVESTOR RELATIONS

Kendyle Woodard

Tel: +1 (919) 275-1933

investor.relations@innovatebiopharma.com
www.innovatebiopharma.com

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